Exhibit 99.1

August 30, 2012

Dear Fellow Stockholder:

The September 18th Special Stockholder Meeting of Network Engines, Inc. is just weeks away.  In this important vote, you are being asked to consider the proposed merger with UNICOM Systems, Inc.  If the merger is approved, you will be entitled to receive $1.45 in cash for each share of Network Engines stock that you own.

Our Board of Directors has determined that the merger is in the best interests of all Network Engines stockholders and recommends that you vote FOR the proposed transaction.

We urge you to carefully review the proxy materials previously sent to you, including the sections entitled the “Background of the Merger” on pages 20-27 and “Reasons for the Merger and Recommendation of the Board of Directors” on pages 27-31.

Consider the following:

•                 The $1.45 per share to be paid in cash to Network Engines stockholders represents:

•                  a premium of approximately 71% above the average closing price per share for our stock between April 13, 2012, the first full trading day following the company’s public announcement of the loss of EMC revenue, and June 18, 2012, the date immediately prior to our public announcement of the merger agreement; and

•                  a premium of approximately 86% above the price of our stock on June 18, 2012, when it closed at $0.78 per share.

•                 Network Engines has experienced historical volatility of its stock price and challenges in continuing to meet Nasdaq listing standards.  As previously disclosed, on May 29, 2012, Nasdaq notified the company that because its closing bid price had been less than $1.00 per share for the preceding 30 consecutive trading days, the company would receive notice of delisting if it failed to regain compliance with Nasdaq’s minimum bid price requirements within 180 calendar days.  We note that it was only following the company’s announcement of the proposed merger with UNICOM that it was able to regain compliance with the Nasdaq listing requirements, due to a rise in the company’s closing bid price to just under the agreed-upon merger consideration.

•                 In addition, as noted in our proxy statement, we face substantial barriers to growth, including:

•                  The constant threat of dual sourcing by customers as their business expands;

•                  The continued commoditization of standard platforms;

•                  That our current size and business model has imposed substantial time and financial barriers to expansion into new domestic and international markets and we would likely need one or more significant strategic allies to expand our market presence; and

•                  The low profit margin nature of our business, the concentration of our revenue in a few customers, and the difficulty and risk of penetrating new vertical markets.

The proxy statement also details that, in addition to the sales process undertaken over the past year, during the month-long “go-shop” period provided by the merger agreement, the company’s financial advisors contacted 45 parties to gauge their interest in pursuing a possible transaction with Network Engines.  Please note that not one of the 45 parties contacted during the “go-shop” submitted an acquisition proposal.

For the reasons listed above, as well as others set forth in the proxy statement, we urge you to vote FOR the proposed merger—by telephone, via the Internet, or by signing, dating and returning your proxy card.

Thank you for your attention to this matter.

Very truly yours,

Gregory A. Shortell

President and Chief Executive Officer

YOUR VOTE IS IMPORTANT!

Remember, if you have already voted, you can still change your vote to support the proposed merger—only your latest dated proxy counts.

If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED
TOLL-FREE, at 1-888-750-5834.